Exhibit 99.1

IBM Provides Update to Management System and Reporting Segments

February 26, 2024

As we enter 2024, we continue to advance our hybrid cloud and AI strategy, with the completion of the Weather Company divestiture and updates to our management system. We are making changes to our reportable segments, to reflect the way the company manages operations and allocates resources. These actions better align our portfolio to our core strategy and to the underlying business models. These changes also provide more relevant information to investors. The following updates do not impact IBM’s consolidated results.

•	The Weather Company divested assets moving from Software segment to Other – divested businesses

In August 2023 we announced the divestiture of The Weather Company assets, and the transaction closed on January 31, 2024. In the first quarter of 2024, we realigned our management structure to have these assets managed outside the Software segment, within Other – divested businesses (Other). The movement of historical financials to Other is consistent with the treatment of other divested software and services content, and results in a Software segment more closely aligned to its go-forward business.

•	Security Services moving from Software to Consulting

To better capture the growing security services market opportunity through our consulting engagements, management responsibility for Security Services has moved to Consulting. Security Services will have greater access to Consulting clients globally and will be able to capitalize on the scale of Consulting’s operating model and discipline. As a result, Security Services, previously reported within the Software segment will move to the Consulting segment.

•	Improved transparency of segment profitability

IBM’s reportable segments have historically included stock-based compensation and net interest expense allocations. As those decisions are made at the corporate level, these expenses have been removed from the business unit management system and will no longer be included in the reportable segments. This provides improved transparency of segment profitability and better comparability to industry peers.

IBM’s reported results will reflect these changes beginning in the first quarter of 2024. We expect to provide recast segment financials for 2022 and 2023 by the end of March to allow investors to update their models ahead of our first quarter earnings report.

The 2024 expectations provided in our January earnings call incorporated the divestiture of The Weather Company assets in the first quarter. Additionally, the commentary on segment expectations applies to the recast segments.

Reportable Segment Change	Resulting Segment Implications
The Weather Company asset divestiture	- Software Segment + Other – divested businesses
Security Services realignment	- Software Segment + Consulting Segment
Removal of stock-based compensation and net interest expense allocations from segment profitability	- Software Segment, Consulting Segment, Infrastructure Segment, Financing Segment* + Other

*Presentation of interest for the Financing segment will not change